Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our reports dated April 25, 2011, (a) with respect to the statutory-basis financial statements of Western-Southern Life Assurance Company, (b) with respect to the financial statements of Separate Account 1 of Western-Southern Life Assurance Company, and (c) with respect to the financial statements of Separate Account 2 of Western-Southern Life Assurance Company, in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-4 No. 333-177619) and Amendment No. 30 to the Registration Statement (Form N-4 No. 811-08420) and related Prospectus and Statement of Additional Information of Western-Southern Life Assurance Company Separate Account 1 for the registration of the “Touchstone Advisor” flexible premium variable annuity.

/s/ Ernst & Young LLP

Cincinnati, Ohio

December 27, 2011